                                                                   Exhibit 23(c)


                          Independent Auditors' Consent

The Board of Trustees
First Union Management, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 33-57756, 333-00953 and 333-63547 on Form S-3 and No. 333-90107 on Form S-8 of
First Union Real Estate Equity and Mortgage Investments of our reports dated February 4, 2000, with respect to the combined statements of operations, owner's deficiency, and cash flows of FUMI Parking Business for the year ended December 31, 1999 (not presented separately therein), which reports appear in the December 31, 2001, annual report on Form 10-K of First Union Real Estate Equity and Mortgage Investments.



                                                 /s/ KPMG LLP
                                                 Chartered Accountants

Vancouver, Canada
March 28, 2002



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